UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 6, 2016

Fifth Street Senior Floating Rate Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35999	61-1713295
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Putnam Avenue, 3rd Floor, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (203) 681-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 6, 2016, Fifth Street Senior Floating Rate Corp. (the “Company”) entered into a $25 million senior secured revolving credit facility (the “Revolver”) with East West Bank, as the lender.

Under the Revolver, East West Bank has agreed to extend credit to the Company in an aggregate principal amount of $25 million. Advances under the Revolver will bear interest at either the London Interbank Offered Rate (“LIBOR”) plus a margin of between 3.00% and 3.75% per annum or East West Bank’s prime rate plus a margin of between 0.00% and 0.75% per annum. The Revolver matures on January 6, 2021 and is secured by the loans pledged as collateral thereunder from time to time as well as certain other assets of the Company. In connection with entry into the Revolver, the Company has made customary representations and warranties and will be required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. Borrowing under the Revolver is subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The descriptions of the documentation related to the Revolver contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety to the full text of the relevant documentation, including the loan and security agreement relating to the Revolver, attached hereto as Exhibit 10.1 and incorporated into this Current Report on Form 8-K by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1.	Loan and Security Agreement, dated as of January 6, 2016, by and between East West Bank and the Company.
99.1	Press Release dated January 12, 2016

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SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET SENIOR FLOATING RATE CORP.

Date: January 12, 2016	By:	/s/ Kerry Acocella
Name: Kerry Acocella
Title: Chief Compliance Officer

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